Exhibit 5.1














October 10, 1997

ProMedCo Management Company
801 Cherry Street, Suite 1450
Fort Worth, Texas  76102

Ladies and Gentlemen:

We have acted as counsel for ProMedCo Management Company, a Delaware corporation (the"Company"), in connection with the issuance and sale pursuant to the Company's registration statement on Form S-8 (the "Registration Statement") of up to an aggregate of 3,100,000 shares of its Common Stock, par value $0.01 per share (the "Shares") that may be issued from time to time pursuant to the Company's Employee Stock Purchase Plan, 1996 Stock Option Plan, and 1994 Stock Option Plan (collectively, the "Plans"). Based upon our examination of such corporate records and other documents and such questions of law as we have deemed necessary and appropriate, we are of the opinion that the Shares have been duly authorized and, when sold as provided in the Plans, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


DYER ELLIS & JOSEPH